As filed  with the  Securities  and  Exchange  Commission  on  August 14, 1996
                                                 Registration No.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------

                              AMTECH SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

      Arizona                                                       86-0411215
(State or other jurisdiction of                                 (I.R.S. Employer
incorporation or organization)                                     I.D. Number)

                   131 South Clark Drive, Tempe, Arizona 85281
                                 (602) 967-5146
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Jong S. Whang
                              Amtech Systems, Inc.
                              131 South Clark Drive
                              Tempe, Arizona 85281
                                 (602) 967-5146

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            -------------------------

                The Commission is requested to send copies of all
                               communications to:

                             Christopher D. Johnson
                            Squire, Sanders & Dempsey
                       40 North Central Avenue, Suite 2600
                             Phoenix, Arizona 85004
                                 (602) 528-4000


Approximate date of commencement of proposed sale to the public: As soon as practicable from time to time after the date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. | |

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. | |

                         CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                               Proposed           Proposed
                                                                Maximum            Maximum
                                                               Aggregate          Aggregate
         Title of Each Class of             Amount to be       Price Per          Offering                Amount of
       Securities to be Registered          Registered(1)        Share              Price             Registration Fee
- -------------------------------------------------------------------------------------------------------------------------
Common Stock                                 134,500              (2)            $178,550 (3)               $100
=========================================================================================================================

(1) This Registration Statement covers (i) up to 94,500 shares of Common Stock issued or to be issued pursuant to options (the "Options") granted from time to time pursuant to the Company's 1983 Stock Option Plan (the "Plan"), which Options are reflected by Incentive Stock Option Agreements (the "Option Agreements"), and (ii) up to 40,000 shares of Common Stock to be issued pursuant to Directors Stock Purchase Agreements (the "Directors Agreements") entered into from time to time between the Company and certain directors of the Company, granting such Directors rights to purchase shares of Common Stock (the "Purchase Rights"). This Registration Statement covers, in addition to the shares of Common Stock being registered hereby, a presently indeterminate number of additional shares of Common Stock that may become issuable in certain events upon exercise of the Purchase Rights and the Options pursuant to adjustments in the number of shares of Common Stock for which a Purchase Right or Option is exercisable. The foregoing amounts of shares of Common Stock have been adjusted to reflect a 2-for-1 forward stock split of the Company's outstanding Common Stock effected March 29, 1996.

(2) The purchase price for such shares of Common Stock range from $0.625 to $2.60 per share. Such amounts have been adjusted to reflect a 2-for-1 forward stock split of the Company's outstanding Common Stock effected March 29, 1996.

(3) This amount represents the purchase price to be paid for the shares pursuant to the Directors Agreements or Option Agreements, as applicable.

================================================================================

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the "Securities Act") or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED August 14, 1996
Prospectus


                              AMTECH SYSTEMS, INC.

                         134,500 Shares of Common Stock


     This Prospectus relates to 94,500 shares of the $.01 par value common stock (the "Common Stock"), of AMTECH SYSTEMS, INC. ("Amtech" or the "Company") which may be issued pursuant to options (the "Options") granted from time to time pursuant to the Company's 1983 Stock Option Plan (the "Plan"), which Options are reflected by Incentive Stock Option Agreements (the "Option Agreements"). This Prospectus also relates to 40,000 shares of Common Stock which may be issued pursuant to Directors Stock Purchase Agreements (the "Directors Agreements") entered into from time to time between the Company and certain directors of the Company, granting such Directors rights to purchase shares of Common Stock (the "Purchase Rights"). This Registration Statement covers, in addition to the shares of Common Stock being registered hereby, a presently indeterminate number of additional shares of Common Stock that may become issuable in certain events upon exercise of the Purchase Rights and the Options pursuant to adjustments in the number of shares of Common Stock for which a Purchase Right or Option is exercisable. The foregoing amounts of shares of Common Stock have been adjusted to reflect a 2-for-1 forward stock split of the Company's outstanding Common Stock effected March 29, 1996. The shares of Common Stock underlying the Options and Purchase Rights are hereinafter collectively referred to as the "Offered Securities." See "SELLING STOCKHOLDERS" and "PLAN OF DISTRIBUTION."

     The Common Stock is traded on the Nasdaq SmallCap Market under the symbol "ASYS." On August 5, 1996, the closing price for the Common Stock was $4.4375 per share.

     FOR  A  DISCUSSION  OF  CERTAIN   FACTORS  THAT  SHOULD  BE  CONSIDERED  BY
PROSPECTIVE INVESTORS, SEE "RISK FACTORS."

                             ----------------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             AGENCY NOR HAS THE COMMISSION OR ANY SUCH AGENCY PASSED
              UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------




              The date of this Prospectus is _______________,1996.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates.

     The  Company  has  filed  with  the  Securities  and  Exchange  Commission,
Washington, D.C. 20549, a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and the schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement including the exhibits and schedules thereto, copies of which may be inspected at the Public Reference Room of the Securities and Exchange Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of any part thereof may be obtained from the office of the Securities and Exchange Commission in Washington, D.C. upon the payment of the prescribed fee. The statements contained in this Prospectus and the contents of any contract or other document filed as an exhibit are of necessity brief descriptions thereof, are not necessarily complete and the full text of such statements is qualified in its entirety by reference to such contract or document.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed with the Commission by the Company and are hereby incorporated by reference into this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995; (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, (iv) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission pursuant to Section 12(g) of the Exchange Act, and (v) the description of the Company's Redeemable Common Stock Purchase Warrants contained in the Company's Registration Statement on Form 8-A filed with the Commission pursuant to Section 12(g) of the Exchange Act. All other documents and reports filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such reports and documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on written or oral request of such person, a copy of any or all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates). Requests should be directed to the Secretary, Amtech Systems, Inc. 131 South Clark Drive, Tempe, Arizona 85281, telephone number (602) 967-5146, facsimile number (602) 968-7363.

                               PROSPECTUS SUMMARY

     The following summary of selected portions of this Prospectus is qualified in every respect by the more detailed information contained elsewhere herein, including the financial statements and related notes incorporated by reference herein. The risks of an investment in the Securities offered hereby are described under RISK FACTORS. Each prospective investor is urged to read this Prospectus in its entirety.

The Company

     Amtech Systems, Inc. is engaged primarily in the manufacture and marketing of several items of capital equipment, one of which is patented, used by customers in the manufacture of semiconductors. The Company's Processing/Loading products are designed to permit its customers to increase the degree of control over their semiconductor chip manufacturing environment and to reduce exposure to contaminants by limiting human contact during the process. The Company's wholly-owned subsidiary, Tempress Systems, Inc., is engaged in the complementary business of manufacturing and selling horizontal diffusion furnaces for semiconductor fabrication. The Company also has a 45% ownership interest and 50% voting interest in Seil Semicon, Inc., a South Korean start-up joint venture that plans to develop and operate a silicon test wafer reclaiming business. In addition, the Company recently obtained a U.S. patent on technology on which it expects to base a proposed new photo chemical vapor deposition ("CVD") product for use in semiconductor manufacturing facilities. The Company has engaged the University of California, Santa Cruz, to conduct a study to determine the feasibility of such a product. If the results of the study are favorable, the Company intends to commence to design, manufacture and market a photo CVD product. See "THE COMPANY -- CVD Technology."

     Until recently, the Company also was engaged in the technical contract personnel business through a subsidiary, Echelon Service Company ("Echelon") in Baltimore, Maryland. In December 1995, the Company disposed of the stock of Echelon in order to allow the Company to focus on its core semiconductor equipment business.

     Written requests for further information should be directed to the Secretary, Amtech Systems, Inc., 131 South Clark Drive, Tempe, Arizona 85281; Facsimile Number (602) 968- 7363.

The Offering

Securities Offered:               134,500  shares of Common  Stock  which may be
                                  issued  pursuant  to options  (the  "Options")
                                  granted  from  time  to time  pursuant  to the
                                  Company's  1983 Stock Option Plan (the "Plan")
                                  and  pursuant  to  Directors   Stock  Purchase
                                  Agreements   (the   "Directors    Agreements")
                                  entered into from time to time between the Company and certain directors of the Company, pursuant to which such Directors have been granted rights to purchase shares of Common
                                  Stock (the "Purchase Rights").

Common Stock Outstanding:         4,109,668  shares  outstanding  as of July 19,
                                  1996.

Estimated                         Proceeds If all of the  Options  and  Purchase
                                  Rights are exercised, the estimated proceeds to the Company will be approximately $178,550.
                                  The Company will not receive any of the proceeds from the subsequent sale of the Common Stock.

Use of Proceeds                   Any proceeds received by the Company from time
                                  to time upon  exercise  of the  Options or the
                                  Purchase Rights will be added to the Company's
                                  working  capital  and will be used for general
                                  corporate  purposes.   The  Company  will  not
                                  receive   any  of  the   proceeds   from   the
                                  subsequent sale of the Common Stock.

NASDAQ Symbols                    Common Stock:    ASYS

                                   THE COMPANY

     Amtech Systems, Inc. is engaged primarily in the manufacture and marketing of several items of capital equipment, one of which is patented, used by customers in the manufacture of semiconductors. The Company's Processing/Loading product line (Atmoscan(R), IBAL and load stations) is designed to permit its customers to increase the degree of control over their semiconductor chip manufacturing environment and to reduce exposure to contaminants by limiting human contact during the process. The Company's wholly-owned subsidiary, Tempress Systems, Inc., is engaged in the complementary business of producing and selling horizontal diffusion furnaces for semiconductor fabrication. The
Company also has a 45% ownership interest and 50% voting interest in Seil Semicon, Inc., a South Korean start-up joint venture that plans to develop and operate a silicon test wafer reclaiming business. In addition, the Company recently obtained a U.S. patent on technology on which it expects to base a proposed new photo chemical vapor deposition ("CVD") product for use in semiconductor manufacturing facilities. The Company has engaged the University of California, Santa Cruz, to conduct a study to determine the feasibility of such a product. If the results of the study are favorable, the Company intends to commence to design, manufacture and market a photo CVD product. See "SEMICONDUCTOR EQUIPMENT BUSINESS," below.

     Until recently, the Company also was engaged in the technical contract personnel business through a subsidiary, Echelon Service Company ("Echelon") in Baltimore, Maryland. In December 1995, the Company disposed of the stock of Echelon in order to allow the Company to focus on its core semiconductor equipment business. See "RECENT EVENTS -- Sale of Contract Personnel Business," below.


                        SEMICONDUCTOR EQUIPMENT BUSINESS

General

     The Company is engaged primarily in the manufacture and marketing of several items of capital equipment used by customers in the manufacture of semiconductors. Semiconductors, or semiconductor "chips," are made of silicon and are part of the circuitry of electronic computers. The manufacture of semiconductors involves many complex operations during which silicon wafers (the substrates from which chips are made) are inserted in a diffusion furnace and subjected to the precise flow of gases under very intense heat. The Company's Processing/Loading product line is intended to permit customers using horizontal diffusion furnaces to increase the degree of control over the manufacturing environment and to reduce exposure to contaminants by reducing the amount of human contact during the process. Following an industry trend, the size of individual chips has tended to decrease and the size of the wafers from which chips are made has tended to increase. As a result, the value of each wafer has increased because each is the source of an increased number of chips. As the value of wafers increase, so too does the importance of control over the manufacturing environment. In addition to the Company's Processing/Loading product line, through its wholly owned subsidiary, Tempress Systems, Inc., the Company manufactures and sells horizontal diffusion furnaces.

     There is also a trend in the industry, related to the trend to smaller chips, to the use in new semiconductor manufacturing facilities of newer technology, vertical diffusion furnaces, which are more efficient to use than older technology horizontal diffusion furnaces in certain manufacturing processes of smaller chips on larger wafers. Vertical diffusion furnaces are, however, significantly more expensive to purchase than horizontal diffusion furnaces. The Company's Processing/Loading product line is useable with horizontal diffusion furnaces only. The Company's target market consists of customers who wish to increase the efficiency of their existing semiconductor manufacturing facilities equipped with horizontal diffusion systems. With the addition of Tempress' operations, the Company also can provide its customers with efficient integrated horizontal diffusion furnace systems. The Company's target market also includes customers who build new facilities but whose operations do not require the higher priced vertical diffusion furnace systems. Based on market information obtained through customer and market contacts, the Company believes that a majority of worldwide semiconductor manufacturing facilities are equipped with horizontal diffusion furnaces, as compared with vertical diffusion furnaces. While the Company estimates that in the next several years the percentage of facilities in the world equipped with each type of system will become equal, it believes that a significant demand for its present product line will continue to exist, although there can be no assurance in that regard. The Company plans to increase its share of the market by expanding its manufacture and sales of horizontal diffusion furnaces. Tempress recently acquired a 9,900 square foot facility in Heerde, The Netherlands, for its European operations. Tempress expects to move its operations into the new facility in the fall of 1996.

Processing/Loading Equipment

Atmoscan(R)

     The Company's "Atmoscan(R)" is a patented controlled environment wafer processing system for use with horizontal diffusion furnaces. It is comprised of a fanged quartz tube and several metal parts. When in use, the flanaged tube is loaded with wafers and inserted into the diffusion furnace under a nitrogen controlled environment. The technology protected by the Company's Atmoscan(R) patents is a processing method that includes a cantilever tube that carries wafers and through which a purging inert gas flows during the loading and unloading of wafers into and out of the diffusion furnace.

     The Company believes that among the major advantages afforded by the Atmoscan(R) product are increased control of the environment of the wafers during the gaseous and heating process, thereby increasing yields and decreasing manufacturing costs, and a decreased need for the cleaning of diffusion furnace tubes, which ordinarily involves substantial expense and equipment down time. Additional significant economies in the manufacturing process are also believed to result.

     The Company has manufactured and sold Atmoscan(R) units to major semiconductor manufacturers in the United States, the Pacific Rim and Europe, including at various times to International Business Machines, Intel
Corporation, Samsung, Digital Equipment Corp., Motorola, SGS-Thompson and others. During fiscal 1995, Atmoscan(R) units were sold in a price range of approximately $26,000 (for simpler models without accessories or ancillary items) to approximately $70,000 (for more complex models). As discussed elsewhere, sales of Atmoscan(R) have declined from their peak in 1989, due to an industry trend toward use of vertical diffusion furnaces.

     The Company has designed and sells an open cantilever paddle system as an alternative to the closed processing method of the Atmoscan(R). The per unit price is approximately $13,000-$18,000, depending upon the customer's specifications.

IBAL

     "IBAL" is an acronym for "Individual Boats with Automated Loading." Boats are quartz trays that hold silicon wafers while they are being processed in diffusion furnaces. IBAL is a device, including software, which automatically places boats into Atmoscan(R) tubes or on open cantilever paddle systems before they are inserted in the diffusion furnace and automatically removes the trays after completion of the process. The Company has sold units of the IBAL for approximately $20,000 to $25,000 each, not including the price of the Atmoscan(R) or open cantilever paddle system. Use of the IBAL products reduces human handling and, therefore, reduces exposure of wafers to contaminants during the loading and unloading of the process tubes.

     The IBAL Butler is a robotics device which further automates the loading of wafers into the diffusion furnace by automatically transferring wafer carriers onto the IBAL for loading into the Atmoscan(R) for the appropriate furnace tube. The unit price for the IBAL Butler is approximately $40,000.

     The IBAL Queue provides a convenient staging area for the operator to place boats on a load station and automates the loading of those boats onto the IBAL Butler. IBAL Queue was first developed and offered for sale in the fourth quarter of 1993 and the first unit was shipped during the second quarter of fiscal 1994. The unit price for the IBAL Queue is $27,000.

Load Stations

     The products described above are offered and sometimes sold as a complete system, mounted on a device called a "load station," which also includes an ultra-clean environment for wafer loading by filtering and controlling the flow of air. The Company began shipping load stations in fiscal 1992. The price for the load station alone (in addition to the price for the component systems described above) is approximately $60,000, depending upon the complexity of a customer's requirements. Depending on configuration, which varies from order to order, complete load stations with loaders and IBAL automation have been sold at prices between $150,000 and $320,000.

Diffusion Furnaces

     Through its wholly owned subsidiary, Tempress Systems, Inc., the Company produces and sells horizontal diffusion furnaces with the Tempress(R) trademark under the Amtech/Tempress name. These furnaces utilize existing industry technology for sale to customers who do not require the advanced automation of, or cannot incur the major expense of acquiring, vertical diffusion furnaces. While the major advantage of vertical diffusion furnaces is their susceptibility to increased automation, which decreases the degree of human intervention in the manufacturing process, the use of horizontal diffusion furnaces, with less automation, is more economical for larger size chips and multi-model semiconductor manufacturing. While overall market demand for horizontal diffusion furnaces is declining, the Company believes that a niche market will persist. The price range of automated diffusion furnace systems is approximately $100,000 to $680,000, depending on the customer's requirements.

     The Company has transitioned from being a distributor of horizontal diffusion furnaces substantially assembled by suppliers to being a manufacturer. The Company continues to acquire the frames and covers for furnaces from subcontractors. This transition has resulted in an increase in both the number and variety of products offered by the Company and is part of a plan to expand its sales, marketing and manufacturing capabilities. The Company has expended substantial sums to acquire assets and to fund the start-up and operation of the horizontal diffusion furnace business. The Company acquired certain assets previously owned by a bankrupt company, Tempress B.V., located in The Netherlands. That business involved the development, manufacture and sale of a number of different products, including a horizontal diffusion furnace. The Company also acquired from the bankrupt estate the right to use the trade name "Tempress" in connection with such furnaces. The right to use the tradename "Tempress" is also held by three subsidiaries of the former Tempress B.V. in connection with the sale of other Tempress products and services unrelated to the horizontal diffusion furnace. The Company has hired a number of former Tempress technical and sales personnel to design, manufacture and sell its own furnace products under the "Tempress" name. The Company believes that the causes of the Tempress bankruptcy were related to the fact that Tempress was undercapitalized and that large expenditures were incurred in the development of other products, and was not related to the quality or reputation of the Tempress products. Accordingly, the Company believes that a diffusion furnace product designed by former Tempress product engineers and sold under the "Tempress" name will be accepted by the Company's targeted market.

     There is, of course, no assurance of success in the Company's efforts to design and market horizontal diffusion furnace products. If the Company's efforts do not succeed, the Company may suffer significant losses. The Company's ability to carry out its plan is subject to risk, arising in part from the cyclical nature of the business. There is a further risk that, as is estimated by at least one market research firm, the installation of new vertical diffusion furnaces will increase at a faster rate than is estimated by the Company. In that case, the demand for and sales of the Company's horizontal diffusion furnaces may be below the Company's estimates, its revenue and possible earnings may not increase as expected and the period of losses for The Netherlands operation may extend for a period longer than the start-up phase.

CVD Technology

     The Company has patented a certain invention which it believes may be of significant importance to the semiconductor manufacturing industry. It is now having a research study conducted to determine the feasibility of developing semiconductor manufacturing equipment using this patented invention. The invention relates to an improvement to the photo-assisted

CVD process used in the manufacture of certain semiconductors. The improvement uses ultraviolet light to activate the deposition reactions rather than thermal heat or plasma, which are presently the common means in commercial CVD processing. This photo-assisted CVD process is separate and distinct from the diffusion process in which the Company's existing products are used and its use is not limited to horizontal diffusion furnace facilities as are the Company's existing products.

     A photo-assisted CVD process is potentially attractive for the manufacture of semiconductors because it allows a less severe processing environment. First, the photo-assisted CVD processes occur at lower temperatures and the lower temperature reduces the risk of defects in the deposited materials. In this process, ultraviolet or UV light is used as the energy source to effect the deposition of chemicals on the wafers. The photo-assisted CVD processes also avoid radiation damage which can occur with currently prevalent processes. Furthermore, photo-assisted CVD processes based on the Company's patented method are more readily adaptable to the use of larger wafers (the silicon substrates from which semiconductor chips are made) than other CVD processes now in use. The trend in the industry is to the use of larger size wafers and smaller size chips.

     The Company has not determined whether a commercially feasible product can be developed from this technology. The Company has entered into a Research Agreement with the Regents of the University of California ("University") whereunder a feasibility study is being undertaken by the University under the direction of Roger W. Anderson, Ph.D. It is anticipated that, if the results of the University study are favorable, the Company will design and develop specifications for an initial photo-assisted CVD device. The initial device is expected to have one "chamber,"containing a number of light pipes and a pedestal (called a susceptor) to hold wafers and would be sold to academic and industry research facilities. If use by such facilities results in acceptance of the technology by the industry, the Company will attempt to develop a fully automatic multi-chamber, multi-wafer product for mass production of semiconductors. The automation (or robotic) components of the product are expected to be procured from other manufacturers.

     The Company's current plans for the proposed new photo CVD product are conceptual only. Detailed planning is expected to be done if, as and when the
University study demonstrates the product's commercial feasibility. The development of first a research laboratory product and then an industrial product is expected to take a period of approximately two to three years.

      The total cost of the photo-assisted CVD product development effort is expected to be approximately $3,200,000, expended in stages over a two to three year period. All of the Company's plans and estimates are subject to significant uncertainties.

Wafer Reclaiming Venture

     In November 1995, the Company entered into a joint venture agreement pursuant to which it acquired a 45% ownership interest and a 50% voting interest in Seil Semicon, Inc. Seil Semicon, Inc., which is in the preliminary start-up phase intends to develop and operate a silicon test wafer reclaiming business. The Company agreed to invest $500,000 in the venture,

$425,000 of which has been paid and up to $75,000 of which may be called at the time Seil Semicon obtains $3 million in third party financing. Seil Semicon has acquired real property for construction of the reclamation facility. The ultimate success of the venture depends on a number of factors, including securing adequate financing, of which there can be no assurances.

Sales & Marketing

     The Company markets its products by participation in trade shows, by direct customer contact by the Company's sales personnel (the President and two salesmen in the United States and two sales and marketing personnel located in The Netherlands) and through independent sales representatives and distributors. The Company is dependent on its President, J.S. Whang, for continuing relationships with key customers. There are presently eight independent sales representatives, each covering a specified geographical area on an exclusive basis. The areas now covered by representatives are the State of Florida, the New England area, Northern Europe, Central Europe (including Germany), France, India, Italy, Korea, Taiwan, and the People's Republic of China. Representatives are paid a commission as specified from time to time in the Company's commission schedule, which at present is higher for complete units and lower for spare parts and accessories.

     During fiscal 1995, two customers accounted for 28% and 11% respectively, of equipment sales. No other customers accounted for 10% or more of this segment's sales.

     Semiconductor equipment sales generally fluctuate with the level of capital spending in the semiconductor industry. The semiconductor business is cyclical.

Competition

     The Company is not aware of any significant product which directly competes with the Atmoscan(R), however, there are several processing systems and various configurations of existing manufacturing products which provide advantages similar to those that the Company believes the Atmoscan(R) provides to semiconductor manufacturers. Notwithstanding the industry trend to the use of vertical diffusion furnaces (with which Atmoscan(R) is not useable), the Company believes that a number of customers are and will continue to be willing to buy Atmoscan(R) units for use with horizontal diffusion furnaces because the Atmoscan(R) provides better results in terms of more uniform wafer temperature and dispersion of heated gases in the semiconductor manufacturing process, less exposure of semiconductor wafers to contaminants, and other technical advantages which afford to its users a higher yield and, therefore, a lower per item cost in the manufacture of semiconductors. The Company believes that there are several products in the market which perform the same functions as the IBAL automation products, IBAL Atmoscan(R), IBAL Butler and IBAL Queue, but they are more complex and more expensive. The IBAL products are intended for customers who do not require the more complex systems. Load stations are sold to customers that are upgrading their existing facilities with other products of the Company. These load stations provide a cleaner environment to those they replace and can reduce the down-time for the upgrade as these load stations were specifically designed to accept the Company's products without further modification. Products competitive with the Company's load station are sold by several well-established firms, larger than the Company. The Company believes, however, that there is a niche market for its load stations because

Atmoscan(R) and IBAL are included as components. The cantilever system is designed for easy assembly and disassembly to minimize down-time during maintenance. The Company currently sells its horizontal diffusion furnaces to customers who purchase them in small quantities and that it will maintain a competitive position through its policy of providing competitive prices and product support services designed for the customer's specific requirements.

Employees

     The Company presently employs 44 people (including the corporate officers and four contract employees) in its semiconductor equipment business; 16 in manufacturing, 14 in engineering, seven in administration, and seven in sales positions. Of these, 27 are employed at the Company's offices and plant in Tempe, Arizona, and 17 at Tempress' facility in The Netherlands.


           FINANCIAL INFORMATION ABOUT FOREIGN AND DOMESTIC OPERATIONS
                                AND EXPORT SALES

     The following table shows the amounts of revenue attributable to the Company's foreign sales for the past three fiscal years (the United States equipment sales being included in the table for comparison purposes). All foreign sales were associated with the Company's semiconductor equipment business and none were to affiliates.

                                             1995                                1994                              1993
                                ----------------------------       -----------------------------      ------------------------------
United States (1)                 $2,462,852          (36%)           $2,472,176          (51%)          $2,003,064           (49%)
Far East (2)                       3,483,419          (51%)            1,136,432          (26%)           1,798,670           (44%)
Europe (3)                           493,786           (7%)              222,376           (5%)             286,152            (7%)
India                                424,011           (6%)              500,095          (12%)                -               (0%)
                                   ---------          -----            ---------         ------           ---------          ------
Total                             $6,864,068         (100%)           $4,331,079         (100%)          $4,087,886          (100%)

- ----------
(1) Includes sales in Canada, which are not material.
(2) Includes Korea, Singapore, Taiwan, Japan and the People's Republic of China.
(3) Includes sales in Israel, which are not material.

                                  RISK FACTORS

     Any investment in the securities offered hereby will involve a high degree of risk. Prospective investors should carefully consider the following risk factors before making an investment decision.


     1. New Horizontal Diffusion Furnace Product. The Company has invested approximately $1.6 million in cash in the acquisition of assets currently used by Tempress in the manufacture and sale of horizontal diffusion furnaces and to fund the start-up losses and operation of that business. Those assets include certain items purchased from another company which had previously acquired the entire business of a bankrupt company, Tempress B.V., located in The Netherlands. The Company recently acquired a facility in The Netherlands for Tempress' operations. The Company also acquired from the bankrupt estate the right to use the trade name "Tempress" in connection with such furnaces. The Company has also hired a number of former Tempress technical and sales personnel with a view to designing, manufacturing and selling its own furnace products under the "Tempress" name. The Company believes that the causes of the Tempress bankruptcy were related to the fact that Tempress was undercapitalized and that large expenditures were incurred in the development of other products and unrelated to the quality and customer acceptance of the Tempress horizontal diffusion furnace. The Company further believes that employing certain former
Tempress personnel and using that trade name will facilitate the Company's efforts to sell its furnace products. While the expenses associated with this new expansion are expected to result in an initial period of operating losses for the Company, such losses are expected to be recovered during subsequent periods if the expansion is successful. There is of course no assurance of success in this effort and if the Company's efforts do not succeed, the Company may suffer the permanent loss of approximately $1,600,000. There is a further risk that, as is estimated by at least one market research firm, the installation of new vertical diffusion furnaces will increase at a faster rate than is estimated by the Company. In that case, the demand for and sales of the Company's horizontal diffusion furnaces may be below the Company's estimates, its revenue and possible earnings may not increase as expected and the period of losses for The Netherlands operation may extend beyond the start up phase. See "THE COMPANY" and RISK FACTOR NO. 5, below.

     2. Proposed New Photo CVD Product. A substantial portion of the Company's cash has been and will continue to be applied to the development of a proposed new photo-assisted CVD product based on patented technology which has not yet been shown to be functionally or economically feasible. On March 2, 1994, the Company entered into an agreement with the University of California, Santa Cruz ("University"), whereunder the University is conducting certain research with a view to determining the feasibility of a successful development effort. Although the Company plans to terminate the research and development at any time if it does not appear to be commercially feasible, termination would result in the incurrence of substantial losses. The Company's management estimates that it will need to expend approximately $3.2 million to develop marketable models of a photo-assisted CVD product. However, actual expenditures may materially exceed the Company's present estimates because of unexpected technical engineering or manufacturing requirements, general price increases, etc. The estimated expenditures for the development of the proposed new product do not include any provision for the expansion of facilities for the manufacture of such new product. Since operating revenues are unlikely to result in sufficient cash flow to provide such additional funds, the source of such funds may be additional capital investment which, if available when required, would dilute the ownership percentage of shareholders of the Company.

     3. Adequacy of Financing. Additional financing is expected to be required for the implementation of the Company's plans for expansion. There is no assurance that any additional financing will be available if and when required, or, even if available, that it would not materially dilute the ownership percentage of the then existing shareholders.

     4. Assumptions. The Company's plans for the financing and development of its proposed business expansion are based on the experience, market information and judgment of Management and upon certain assumptions. Management's assumptions include in particular, the Company's ability to obtain the share of the horizontal diffusion furnace market formerly held by Tempress, the success of its expanded sales and marketing force, the feasibility of its proposed new photo-assisted CVD product, the development of a market for the new product, the sufficiency of funds available for its development and marketing and, if those assumptions prove to be invalid, the availability of other opportunities for expansion. Management also assumes that sales for the Company's existing products will continue at current levels for approximately three years. There is no assurance that the Company's plans will be realized or that any of the assumptions made will prove to be correct. Even if the assumptions underlying its plans prove to be correct, there can be no assurance that the Company will not incur substantial operating losses in attaining its goals. See "THE COMPANY."

              Management believes that the Company's future profitability and long term growth will depend on the continued introduction of new products which embody either newly developed technology or improvements of existing products. There is no assurance of any short term or long term success in any development or acquisition effort or in penetrating any market. Since its present product line consists of equipment suitable only for semiconductor manufacturing facilities using horizontal furnace technology, the most significant market for the Company's existing products is most likely to be limited to existing horizontal furnace facilities or new facilities which, because of cost considerations, are likely to continue to buy new horizontal furnaces.

     5. Demand for Horizontal Diffusion Furnace Equipment. Demand for the Company's existing products, which are used in conjunction with horizontal diffusion furnaces, has declined in recent years because of a trend to competing newer vertical diffusion furnace technology in the industry. Based on
Management's market information, the Company expects the market for such products to remain relatively stable for a period of approximately three years, although there is no assurance in that regard. Rather than expecting to increase sales as the result of a growing market, therefore, the Company expects to achieve that result by increasing its share of an existing market. Realization of that expectation will depend on the success of its plan to expand its sales and marketing force and its product line. Such expansion is expected to result in more complete sales coverage in Europe and in the ability of the Company to offer a more complete product mix, which will result in an increase in sales and revenue. Among the uncertainties affecting the Company's plan is the reaction of other capital equipment manufacturers competing for greater shares of the same market.

     6. Cyclical Nature of the Semiconductor Manufacturing Industry. The semiconductor industry in which the Company sells its products is highly cyclical and has historically experienced periodic downturns, which often have had a severe effect on the demand for semiconductor manufacturing equipment. Prior semiconductor industry downturns have resulted in significant reductions in the Company's net sales, gross margin and net income. Moreover, this business will continue to be dependent on the capital expenditures of semiconductor manufacturers, which in turn will be largely dependent on the current and anticipated market demand for integrated circuits and products utilizing integrated circuits. Semiconductor manufacturers are currently experiencing a significant decrease in order bookings. In addition, the prices for semiconductors have declined dramatically, squeezing manufacturers' margins. These factors may affect semiconductor manufacturers' decisions to purchase capital equipment such as the Company's products. Further price declines due to increased supply of semiconductors may have a material adverse effect on the Company's business and results of operations.

     7. Dependence on Certain Foreign Markets; Risks Associated with Foreign Operations. During its most recent fiscal year, ended on September 30, 1995, 64% of the Company's equipment sales were made to foreign customers in the Far East (51%), Europe (7%) and in India (6%). Foreign sales are expected to increase significantly as the result of the Company's proposed expansion of its horizontal diffusion business in Europe. While the Company's business has not been adversely affected in the past by its foreign business, there is a risk that it may be adversely affected in the future. Such risk includes possible losses on account of currency exchange rate fluctuations, possible future prohibitions against repatriation of earnings, or proceeds from disposition of investments, and from possible social and military instability in the case of India, South Korea and possibly elsewhere.

              The Company's wholly owned subsidiary, Tempress Systems, Inc., conducts its operations in The Netherlands. As a result, such operations are subject to the taxation policies, employment and labor laws, transportation regulations, import and export regulations and tariffs, foreign exchange restrictions, international monetary fluctuations, and other political, economic and legal policies of that nation, the European Economic Union and the other European nations in which it conducts business. Consequently, the Company may encounter unforseen or unfamiliar difficulties in conducting its European operations. Changes in such laws and regulations may have a material adverse effect on the Company's operations.

     8. Competition. The semiconductor equipment industry is competitive and the Company is relatively small in size and resources in comparison with its competitors. There is risk that larger, better financed competitors will develop and market more advanced products than those now proposed by the Company or that competitors with greater financial resources may decrease prices thereby putting the Company under financial pressure.

     9. Dependence on President. The company is now dependent for its management and important business relationships on the active participation of Mr. Jong S. Whang, its President. The loss of his services would materially and adversely affect the business of the Company and its future prospects. There is presently insurance on the life of Mr. Whang for the benefit of the Company, in the amount of $1,000,000 (which may be increased to $2,000,000), but there is no assurance that such amount will be sufficient to cover the cost of finding and hiring a suitable replacement for Mr. Whang. It may not be feasible for any successor to maintain the same relationships.

     10. Joint Venture. In November 1995, the Company entered into a joint venture agreement pursuant to which it acquired a 45% ownership interest and a 50% voting interest in Seil Semicon, Inc. Seil Semicon, Inc., which is in the preliminary start-up phase intends to develop and operate a silicon test wafer reclaiming business. The Company agreed to invest $550,000 in the venture, $425,000 of which has been paid and $125,000 of which will be due at the time Seil Semicon obtains $3 million in third party financing. Seil Semicon has acquired real property for construction of the reclamation facility. The ultimate success of the venture depends on a number of factors, including securing adequate financing, of which there can be no assurances. If the venture is unable to obtain third party financing, or experiences delays in obtaining third party financing, the Company may be required to invest additional funds in the venture, terminate the venture or attempt to divest its interest in the venture, any of which could result in significant losses to the Company. There can be no assurance that the venture ever becomes operational or profitable.

     11. Possible Disputes. The Company has entered into a research agreement with the University whereunder a feasibility study is to be undertaken by the University to develop a prototype model of a product embodying the Company's patented photo-assisted CVD technology. The University claims rights in certain pre-existing intellectual property related to certain photo-assisted CVD designs and processes. While it is understood that the Company's patented technology is to be the primary focus of the study, it is recognized that inventions based on the University's own claims may result from the study. If so, the Company will have a period of 90 days after disclosure to it by the University of such an invention in which to elect to obtain an exclusive, royalty-bearing license to make, use and sell any such invention first actually reduced to practice in the performance of the study. If the Company elects to obtain such a license, it will have 120 days to negotiate the terms of a license agreement. It is possible that the Company and the University may fail to agree on the terms of a license agreement within that 120-day period. If the company fails to enter into a license agreement, the Company will no longer have any rights with respect to such inventions. Furthermore, the royalty rate under any license agreement is to be between .5% and 2% depending on the relative contribution of the parties to the development of any such invention. Disputes could arise between the parties as to such contributions or to the time when the invention was first reduced to practice, which disputes may cause delays in negotiating the terms of a license agreement and could result in litigation.

     12. Product Protection and Infringement. The Company has been issued a number of patents covering some of its products. The issuance of those patents do not, however, provide assurance that any of them will protect the Company's products from infringement or otherwise enhance their value. Furthermore, while the Company does not believe that its products infringe on the proprietary rights of any other parties, there can be no assurance that the Company will, in the future, have all the patents or other proprietary rights necessary for the conduct of its business; or that other parties will not assert infringement claims against the Company.

     13. Possible Loss of NASDAQ Eligibility. While the Company's Common Stock is now included on the Nasdaq SmallCap Market ("Nasdaq"), their continued inclusion will depend on the Company's ability to meet certain eligibility requirements established for the Nasdaq SmallCap System. Loss of Nasdaq eligibility could result if the Company sustains material operating losses or if the market price of the securities falls below certain specified levels (below $1.00 per share in the case of the Common Stock). If any of the Company's securities are ineligible for trading on the Nasdaq system, such securities may be subject to a rule under the Securities Exchange Act of 1934 that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written consent to the transaction prior to the sale. The rule may adversely affect the ability of broker-dealers to sell the Company's securities, and consequently may limit the public market for and the trading price of the securities.

     14. No Dividends. The Company has never paid cash dividends on its Common Stock and has no plans to do so in the foreseeable future. The Company intends to retain earnings, if any, for business use.

     15. Authorization of Preferred Stock. The Company's Articles of Incorporation authorizes the issuance of up to 100,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors may, without shareholder approval, issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In addition, the issuance of such preferred stock may have the effect of rendering more difficult or discouraging an acquisition of the company or changes in control of the Company. Although the Company does not currently intend to issue any shares of its preferred stock there can be no assurance that the Company will not do so in the future.

     16. Technological Change. Semiconductor manufacturing equipment and processes are subject to rapid technological change. The Company believes that its future success will depend in part upon its ability to continue to enhance its existing products and their process capabilities and to develop and manufacture new products with improved process capabilities that enable semiconductor manufacturers to fabricate semiconductors more efficiently. New product introductions could contribute to quarterly fluctuations in operating results as orders for new products commence and orders for existing products decline. Failure to introduce new products successfully in a timely manner could result in loss of competitive position and reduced sales of existing products. Furthermore, the inability to produce such products or any failure to achieve market acceptance could have a material adverse effect on the Company's business and results of operations.

     17. Litigation and Contract Disputes. From time to time, the Company is a party to litigation and disputes incidental to its business and commercial transactions generally. The Company currently is not engaged in litigation, but a certain semiconductor manufacturer has threatened to assert a breach of contract claim against the Company. The Company does not believe it breached any obligations to such party and, if a claim is filed, the Company intends to assert defenses against such claim.

                                 USE OF PROCEEDS

     Assuming that all of the Options and all of the Purchase Rights are exercised, the net proceeds to the Company are estimated to be approximately $178,550. The proceeds will be allocated to the Company's working capital for Company operations. The Company will not receive any of the proceeds from the subsequent sale of the Common Stock.

                              SELLING SHAREHOLDERS

     The following table provides certain information with respect to the Common Stock beneficially owned by each Selling Shareholder as of July 19, 1996. Except as set forth below, none of such Selling Shareholders has had a material relationship with the Company other than as a result of ownership of the securities of the Company. The Offered Securities may be offered from time to time by the Selling Shareholders named below or their nominees, and this Prospectus may be required to be delivered by persons who may be deemed to be underwriters in connection with the offer or sale of such securities. Because
(i) the Selling Shareholders may offer all or some of the Offered Securities held by them pursuant to offerings contemplated by this Prospectus, (ii) the Offered Securities are not necessarily being underwritten on a firm commitment basis, and (iii) the Selling Shareholders may purchase additional shares of Common Stock or Common Stock equivalents from time to time, the Company cannot accurately estimate the amount of shares of Common Stock to be held by the Selling Shareholders after completion of the offerings contemplated by this Prospectus. The following table assumes that each Selling Shareholder will sell all Offered Securities, which may not be the case.

     The Company has agreed to register such securities under the Securities Act and to pay all expenses in connection therewith (other than brokerage commissions and fees and expenses of counsel). Such securities have been included in the Registration Statement of which this Prospectus is a part. This Prospectus may be used from time to time by the Company to issue the shares of Common Stock covered herein upon the exercise of Options or the exercise of the Purchase Rights.

- ----------------------------------------------------------------------------------------------------------------------------------
                                           Shares of Common Stock                                  Shares of Common Stock
                                         Beneficially Owned Prior to                                Owned Following the
                                              the Offering(1)(3)               Shares                Offering(1)(2)(3)
                                   ---------------------------------------     Offered      --------------------------------------
      Selling Stockholder                    Number           Percent           Herein              Number           Percent
- ----------------------------------------------------------------------------------------------------------------------------------
Dr. Aime Avniel                           10,000 (6)              *         10,000 (7)(8)               0                0%
8552 E. Via Del Palacio
Scottsdale, Arizona 85258
- ----------------------------------------------------------------------------------------------------------------------------------
Donald F. Johnston (4)                    11,250 (9)              *         10,000 (10)(11)         1,250 (8)             *
13615 N. Robertson Drive
Sun City West, Arizona 85375
- ----------------------------------------------------------------------------------------------------------------------------------
Alvin Katz (4)                           130,000 (12)         3.16%         10,000 (11)(13)       120,000 (8)         2.92%
301 N. Birch Road
Boca Raton, FL  33304
- ----------------------------------------------------------------------------------------------------------------------------------
Bruce R. Thaw (4)                         51,000 (14)         1.24%         10,000 (11)(15)        41,000 (8)          1.0%
45 Banfi Plaza
Farmingdale, New York 11735
- ----------------------------------------------------------------------------------------------------------------------------------
J.S. Whang (4)                           138,976 (16)         3.37%         15,000 (17)           123,976 (8)         3.02%
131 South Clark Drive
Tempe, AZ  85281
- ----------------------------------------------------------------------------------------------------------------------------------
Robert T. Hass (4)                        13,500 (18)             *         10,000(8)(19)           5,500 (8)             *
131 South Clark Drive
Tempe, AZ  85281
- ----------------------------------------------------------------------------------------------------------------------------------
Eugene R. Hartman                         10,000 (20)             *         10,000(8)(21)               0                0%
1607 Waltham Court
Lutherville, MD 21093
- ----------------------------------------------------------------------------------------------------------------------------------
Carol Bernhardt (5)                        4,500 (22)             *          4,500(8)(23)               0                0%
131 South Clark Drive
Tempe, AZ 85281
- ----------------------------------------------------------------------------------------------------------------------------------
Katherine Burgess (5)                      5,000 (24)             *          5,000(8)(25)               0                0%
131 South Clark Drive
Tempe, AZ 85281
- ----------------------------------------------------------------------------------------------------------------------------------
Jihyo Rhieu (5)                                0                 0%         50,000(8)(26)               0                0%
131 South Clark Drive
Tempe, AZ 85281
- ----------------------------------------------------------------------------------------------------------------------------------
All Selling Shareholders as a            374,226 (26)         8.92%        134,500                291,726(28)         7.07%
Group
- ----------------------------------------------------------------------------------------------------------------------------------

*    Represents less than 1%.

     (1) Assumes all of the Options and Purchase Rights are exercised and no additional shares are acquired.

     (2)      Assumes  all  of  the  shares  offered  are sold  by  the  Selling
              Stockholders.

     (3) The percentages shown include the shares of Common Stock actually owned as of July 19, 1996, and the shares of Common Stock with respect to which the person had the right to acquire beneficial ownership within 60 days of such date pursuant to options. All shares of Common Stock that the identified person had the right to acquire within 60 days of July 19, 1996, upon the exercise of options, are deemed to be outstanding when computing the percentage of the securities owned by such person, but are not deemed to be outstanding when computing the percentage of the securities owned by any other person.

     (4) Mr. Whang is the Company's President, CEO and a director. Mr. Hass is the Vice President-Finance, Chief Financial Officer, Treasurer, Secretary, and a director. Messrs. Johnston, Katz and Thaw are presently directors.

     (5)      Currently an employee of the Company.

     (6)      Includes  10,000  shares   issuable  upon  presently   exercisable
              Purchase Rights.

     (7) Pursuant to a Directors Stock Purchase Agreement dated May 13, 1993, Dr. Avniel has the right to purchase up to 10,000 shares of Common Stock at a purchase price of $1.06 per share. Dr. Avniel's purchase rights were to expire on June 30, 1995, however, the Board of Directors of the Company extended the Agreement until 30 days after the effective date of a registration statement registering the shares subject to the Agreement.

     (8) The shares of Common Stock to be issued have been adjusted to reflect (i) a 2-for-1 reverse stock split of the Company's Common Stock effected June 3, 1993, and (ii) a 2-for-1 forward stock split of the Company's Common Stock effected March 29, 1996

     (9)      Includes  10,000  shares   issuable  upon  presently   exercisable
              Purchase Rights.

     (10) Pursuant to a Directors Stock Purchase Agreement dated April 19, 1994, Mr. Johnston has the right to purchase up to 10,000 shares of Common Stock at a purchase price of $1.75 per share.

     (11) The shares of Common Stock to be issued have been adjusted to reflect a 2-for-1 forward stock split of the Company's Common Stock effected March 29, 1996

     (12)     Includes  10,000  shares   issuable  upon  presently   exercisable
              Purchase Rights.

     (13) Pursuant to a Directors Stock Purchase Agreement dated May 1, 1995, Mr. Katz has the right to purchase up to 10,000 shares of Common Stock at a purchase price of $2.235 per share.

     (14)     Includes  10,000  shares   issuable  upon  presently   exercisable
              Purchase Rights, and warrants to purchase 9,000 shares of Common Stock at an exercise price of $2.25 per share.

     (15) Pursuant to a Directors Stock Purchase Agreement dated May 1, 1995, Mr. Thaw has the right to purchase up to 10,000 shares of Common Stock at a purchase price of $2.235 per share.

     (16)     Includes (i) 9,488 shares held jointly with Mr. Whang's spouse and
              (ii) the 15,000 shares issuable upon the exercise of the presently exercisable Options.

     (17) Represents shares underlying Options granted pursuant to an Incentive Stock Option Agreement dated May 11, 1983, pursuant to which Mr. Whang has the right to purchase up to 15,000 shares of Common Stock at an option exercise price of $1.76 per share.

     (18)     Includes 8,000 shares issuable upon presently exercisable Options.

     (19) Represents shares underlying options granted pursuant to an Incentive Stock Option Agreement dated October 14, 1992, pursuant to which Mr. Hass has the right to purchase up to 10,000 shares of Common Stock at an option exercise price of $0.625 per share.

     (20)     Includes  10,000  shares   issuable  upon  presently   exercisable
              Options.

     (21) Represents shares underlying Options granted pursuant to an Incentive Stock Option Agreement dated February 19, 1991, pursuant to which Mr. Hartman has the right to purchase up to 10,000 shares of Common Stock at an option exercise price of $1.125 per share.

     (22)     Includes 4,500 shares issuable upon presently exercisable Options.

     (23) Represents shares underlying Options granted pursuant to Incentive Stock Option Agreements dated August 17, 1988 and January 17, 1991, pursuant to which Ms. Bernhardt has the right to purchase up to 4,000 and up to 500 shares of Common Stock at option exercise prices of $1.00 and $2.60 per share, respectively.

     (24)     Includes 5,000 shares issuable upon presently exercisable Options.

     (25) Represents shares underlying options granted pursuant to an Incentive Stock Option Agreement dated December 21, 1991, pursuant to which Ms. Burgess has the right to purchase up to 5,000 shares of Common Stock at an option exercise price of $1.00 per share.

     (26) Represents shares underlying Options granted pursuant to an Incentive Stock Option Agreement dated June 28, 1991, pursuant to which Mr. Rhieu has the right to purchase up to 50,000 shares of Common Stock at an option exercise price of $1.03 per share.

     (27) Includes 42,500 shares issuable upon exercise of presently exercisable Options, 40,000 shares of issuable upon exercise of presently exercisable Purchase Rights, and 9,000 shares issuable upon exercise of presently exercisable warrants.

                         DETERMINATION OF OFFERING PRICE

     The offering price of the Common Stock subject to this Prospectus has been contractually established as follows: The Options are exercisable at prices ranging from $0.625 to $2.60 per share, depending upon the terms of the Option Agreement between the Optionee and the Company, such exercise price determined as the fair market value on the date of grant of each Option. The Directors Purchase Rights are exercisable at prices ranging from $1.06 to $2.235 per share, depending upon the terms of the Directors Agreement between the Director and the Company, such purchase price determined as the fair market value on the date of grant of each Purchase Right. This Prospectus may be used from time to time by the Company to issue the shares of Common Stock covered herein upon the exercise of Options or the exercise of the Purchase Rights.

                              PLAN OF DISTRIBUTION

     The Company will cause the issuance of the shares of Common Stock to Directors or the Optionees upon proper exercise of the Purchase Rights or the Options, as the case may be. The Common Stock issuable on exercise of the Purchase Price or Options, when issued, will be included in the outstanding shares of the Company quoted on the Nasdaq SmallCap Market.

     The Company will pay the expenses incident to the registration of the securities offered hereby. The Company will not pay any expenses incident to the offering and sale of the Common Stock by the holders thereof.

Transfer Agent and Warrant Agent

     The Transfer Agent for the Common Stock and the Redeemable Warrants is American Securities Transfer, Incorporated, of 938 Quail Street, Suite 101, Lakewood, Colorado 80202-1817.

                                  RECENT EVENTS

     Sale of Contract Personnel Business. In October 1995, the Board of Directors of the Company determined to dispose of the contract personnel business in order to allow the Company to focus on its core semiconductor equipment business. On December 29, 1995, Amtech entered into an Agreement and Plan of Reorganization and Corporate Separation with Eugene R. Hartman, a Vice President and director of Amtech and the President of Echelon (the "Agreement"), to split-off the contract personnel business operated by Amtech through Echelon. On January 29, 1996, the parties closed the split-off transaction (the "Split-Off") effective as of December 31, 1995. The Company transferred all of the stock of Echelon held by it to Mr. Hartman in exchange for 98,016 shares of Amtech Common Stock held by Mr. Hartman. The total consideration for the Echelon stock was valued at approximately $800,000. A cash dividend in the amount of $393,368 was distributed by Echelon to Amtech prior to the Spilt-Off in order to equalize values. Pursuant to the Agreement, Mr. Hartman acquired all of the assets and assumed all of the liabilities of Echelon.

     Prior to entering into the Echelon Agreement with Mr. Hartman, the Company sought and negotiated offers from third parties. However, in the opinion of the Board, the best offer was tendered by Mr. Hartman. The transaction was conducted at arms' length, and management does not believe that a better deal could have been made with unrelated third parties.

     As of January 26, 1996, Mr. Hartman resigned as an officer of Amtech and as of February 29, 1996, Mr. Hartman ceased to be a director of the Company upon election of his successor at the Company's annual meeting of shareholders.

     Industry Slowdown. Semiconductor manufacturers currently are experiencing a significant decrease in order bookings. In addition, the prices for semiconductors have declined dramatically, squeezing manufacturers' margins. These factors may affect semiconductor manufacturers' decisions to purchase capital equipment such as the Company's products. Further price declines due to increased supply of semiconductors may have a material adverse effect on the Company's business and results of operations.

     Increased Backlog. During recent periods, the Company has been experiencing a significantly greater order backlog than prior periods. The increase in the backlog is due in substantial part to a substantial multi-year order, expanded product line and customers' requested delays in deliveries from that scheduled in the original purchase orders. Also, the Company has experienced long lead-times in purchasing certain components from suppliers of quartz parts, which has and is resulting in the Company taking up to six months to deliver equipment that contains such quartz parts.

                                     EXPERTS

     The financial statements of the Company as of September 30, 1995, and for each of the three years in the period ended September 30, 1995, incorporated by reference herein and in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in the reports with respect thereto, in reliance upon the authority of said firm as experts in giving said reports.


                                  LEGAL MATTERS

     The legality of the securities offered hereby has been passed upon for the Company by Squire, Sanders & Dempsey, Phoenix, Arizona.

========================================  ======================================

NO PERSON  HAS BEEN  AUTHORIZED  TO GIVE
ANY   INFORMATION   OR   TO   MAKE   ANY
REPRESENTATIONS    OTHER    THAN   THOSE
CONTAINED  IN  THIS  PROSPECTUS  OR  ANY
RELATED  PROSPECTUS  SUPPLEMENT  AND, IF
GIVEN  OR  MADE,  SUCH   INFORMATION  OR
REPRESENTATIONS  MUST NOT BE RELIED UPON
AS HAVING BEEN AUTHORIZED.  NEITHER THIS
PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT
CONSTITUTES  AN  OFFER  TO  SELL  OR THE
SOLICITATION  OF AN  OFFER  TO  BUY  ANY
SECURITIES  OTHER  THAN  THE  SECURITIES
DESCRIBED IN THIS PROSPECTUS AND RELATED
PROSPECTUS  SUPPLEMENT  OR AN  OFFER  TO
SELL OR THE  SOLICITATION OF AN OFFER TO
BUY SUCH SECURITIES IN ANY CIRCUMSTANCES
IN WHICH SUCH OFFER OR  SOLICITATION  IS           AMTECH SYSTEMS, INC.
UNLAWFUL.  NEITHER THE  DELIVERY OF THIS
PROSPECTUS  OR  ANY  RELATED  PROSPECTUS
SUPPLEMENT  NOR ANY SALE MADE  HEREUNDER     134,500 Shares of Common Stock
SHALL, UNDER ANY  CIRCUMSTANCES,  CREATE              ___________
ANY  IMPLICATION  THAT THERE HAS BEEN NO
CHANGE  IN THE  AFFAIRS  OF THE  COMPANY
SINCE  THE  DATE   HEREOF  OR  THAT  THE
INFORMATION  CONTAINED HEREIN OR THEREIN
IS CORRECT AS OF ANY TIME  SUBSEQUENT TO
ITS DATE.





         --------------------                  ---------------------------


                                                        PROSPECTUS


           TABLE OF CONTENTS                   ---------------------------


                                     Page
                                     ----


Available Information..................2
Incorporation of Certain Documents
  by Reference.........................3
Prospectus Summary ....................4
The Company............................6
Risk Factors..........................13
Use of Proceeds.......................18
Selling Shareholders..................19
Determination of Offering Price.......23
Plan of Distribution..................23
Recent Events.........................24
Experts...............................24
Legal Matters.........................25

========================================   =====================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

     The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are as follows:

SEC registration fee.......................................................$100
Legal fees and disbursements.............................................$5,000
Accounting fees and disbursements........................................$1,000
Blue Sky fees and expenses...............................................$2,500
Miscellaneous............................................................$2,500
                                                                        -------

Total...................................................................$11,100
                                                                        =======


     The foregoing expenses will be borne by the Company.

Item 15.  Indemnification of Directors and Officers.

     The right of the shareholders to sue any director for misconduct in conducting the affairs of the Company is limited by Article 14 of the Company's Articles of Incorporation and Arizona statutory law to actions for damages resulting from a breach of a director's fiduciary duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, the unlawful payment of dividends or stock repurchases or transactions in which a director receives an improper personal benefit. Ordinary negligence is not a ground for such a suit.

     The Company also has the right, pursuant to Article 11 of the Company's Articles of Incorporation, to indemnify any present or former director or officer of the Company for all expenses incurred by them in connection with any legal action brought or threatened against such person for or on account of any action or omission alleged to have been committed while acting in the course and scope of the person's duties, if the person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to criminal actions, had no reasonable cause to believe the person's conduct was unlawful, provided that such indemnification is made pursuant to then existing provisions of Arizona statutory law at the time of any such indemnification. The statute does not limit the liability of directors or officers for monetary damages under the Federal securities laws.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.  Exhibits.

                                                                                                        Method
   Exhibit No.      Description                                                                       of Filing
   -----------      -----------                                                                       ---------

       3.1          Articles of Incorporation                                                             A

       3.2          Articles of Amendment to Articles of Incorporation, dated                             A
                    April 27, 1983

       3.3          Articles of Amendment to Articles of Incorporation, dated                             B
                    May 19, 1987

       3.4          Articles of Amendment to Articles of Incorporation, dated                             C
                    May 2, 1988

       3.5          Articles of Amendment to Articles of Incorporation, dated                             G
                    May 28, 1993

       3.6          Amended and Restated Bylaws                                                           D

        5           Opinion of legal counsel                                                              *

       10.1         Amended and Restated 1995 Stock Option Plan                                           H

       10.2         1995 Stock Bonus Plan                                                                 H

       10.3         Non-Employee Directors Stock Option Plan                                              I

       10.4         Employment Agreement with Robert T. Hass, dated May                                   F
                    19, 1992

       10.5         Registration Rights Agreement with J.S. Whang, dated                                  G
                    January 24, 1994

       10.6         J.S. Whang Stock Option Agreement                                                     A

       10.7         Employment Agreement with J.S. Whang, dated October                                   G
                    1, 1994

       10.8         Research Agreement with The Regents of the University                                 E
                    of California dated March 1, 1994, together with
                    amendments thereto dated March 1, 1994, March 30,
                    1994, March 7, 1995, June 26, 1995, October 16, 1995,
                    November 29, 1995, and December 4, 1995.

       10.9         Amendment to Research Agreement with the Regents of                                   *
                    the University of California dated July 8, 1996.

       10.10        Contract of Sale (Real Property) dated June 21, 1996                                  *
                    between Tempress Systems, Inc. and Orgelmakerij Gedr.
                    Rell B.V.

      10.11         Form of Directors Stock Purchase Agreement                                            *

      10.12         Form of Incentive Stock Option Agreement for the 1983                                 *
                    Incentive Stock Option Plan

        21          Consent of accountants                                                                *

        22          Subsidiaries of the Registrant                                                        E

        24          Powers of Attorney                                                              See Signature
                                                                                                         Page

- ----------

*    Filed herewith.
A Incorporated by reference to the Company's Form S-18 Registration Statement No. 2-83934-LA
B Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1987
C Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1988
D Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1991
E Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1995
F Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1993
G Incorporated by reference to the Company's Form S-1 Registration Statement No. 33-77368
H Incorporated by reference to Company's Form S-8 Registration Statement relating to the Amended and Restated 1995 Stock Option Plan and the 1995 Stock Bonus Plan filed with the Securities and Exchange Commission on August 8, 1996
I Incorporated by reference to Company's Form S-8 Registration Statement relating to the Non-Employee Directors Stock Option Plan filed with the Securities and Exchange Commission on August 8, 1996




Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4)      That,  for  purposes  of  determining   any  liability  under  the
              Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
              Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Amtech Systems, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe and State of Arizona on August 13, 1996.

                                                 AMTECH SYSTEMS, INC.
                                                 an Arizona corporation


                                                 By /s/ Jong S. Whang
                                                   -----------------------------
                                                       Jong S. Whang
                                                       President


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned, constitutes and appoints JONG S. WHANG and ROBERT T. HASS, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Form S-3 Registration Statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or each of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report on Form S-3 Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dated indicated:

Signature                                  Title                                          Date
- ---------                                  -----                                          ----

/s/ Jong S. Whang                          Chairman of the Board,                         August 13, 1996
- ------------------------------             President (Chief Executive Officer)
Jong S. Whang

/s/ Robert T. Hass                         Vice President-Finance                         August 13, 1996
- ------------------------------             (Chief Financial & Accounting
Robert T. Hass                             Officer); Director


/s/ Donald F. Johnston                     Director                                       August 13, 1996
- ------------------------------
Donald F. Johnston

/s/ Alvin Katz                             Director                                       August 13, 1996
- ------------------------------
Alvin Katz

/s/ Bruce R. Thaw                          Director                                       August 13, 1996
- ------------------------------
Bruce R. Thaw
                                       S-1